CODE OF ETHICS
                                       OF
                                EXETER FUND, INC.
                         MANNING & NAPIER ADVISORS, INC.
                 MANNING & NAPIER ADVISORY ADVANTAGE CORPORATION
                              EXETER ADVISORS, INC.
                    MANNING & NAPIER INVESTORS SERVICES, INC.

WHY  THIS  CODE  APPLIES  TO YOU.  This Code applies to you because you owe
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special  duties  to shareholders of the Exeter Fund, Inc., and to clients of the
Manning & Napier Group of Companies. You should have received a letter telling you whether you are an Access Person or an Investment Person. Investment Persons have more restrictions on their personal investments than Access Persons.

ADOPTION OF THIS CODE.  This Revised Code of Ethics ("Code") has been adopted as
---------------------
of December 14, 2001 by EXETER FUND, INC. (the "Fund"), MANNING & NAPIER ADVISORS, INC., MANNING & NAPIER ADVISORY ADVANTAGE CORPORATION, EXETER ADVISORS, INC. (collectively, the "Advisors"), and MANNING & NAPIER INVESTORS
SERVICES, INC. (the "Distributor") in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act").

WHAT  SECURITIES ARE COVERED BY THIS CODE.  This Code covers all securities (and
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any  options  or  warrants  to  purchase  or  sell  the  same)  other than those specifically excluded below, which the Fund holds, referred to as "Covered Securities." Covered Securities that are held by the Fund are referred to as "Fund Securities".

WHAT SECURITIES ARE NOT COVERED BY THIS CODE.  Covered Securities do not include
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the  following:
-     U.S.  Government  securities
-     Bankers'  Acceptances
-     Bank  Certificates  of  Deposit
-     Commercial  Paper
-     High Quality Short-term Debt Instruments (including repurchase agreements)
-     Shares  of  registered  open-end  investment  companies.

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     WHAT  ACTIVITIES  ARE  COVERED  BY  THIS  CODE.  This  Code  applies to all
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activities  by  which  an  Access  Person (as defined in Appendix B) acquires or
     --
disposes of any direct or indirect beneficial interest in a Covered Security. (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest). Any such activity is referred to as a "Covered Activity,"and may take place only in and through a "Covered Account," as defined below.
The  following Activities would not be considered "Covered Activities" and would
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not  require  pre-clearance BUT duplicate confirmations must  still be provided:
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-     Purchases  or  sales  for  a  security  with  a MARKET CAPITALIZATION THAT
EXCEEDS  $5  BILLION  at  the  time  of  the  transaction;
- Spousal Payroll Deduction Plans - Purchases by an Access Person's spouse pursuant to a payroll deduction plan are not covered, provided the Compliance
                                                         --------
Department has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan;
-     Exercise  of  Stock  Option  of  Corporate  Employer  by  Spouse  ;
- Dividend Reinvestment Plans - Purchases effected through an established Dividend Reinvestment Plan ("DRP") are not covered provided the Compliance
                                                         --------
Department is first notified by the Access Person that he or she will be participating in the DRP. An Access Person's purchase of share(s) of the issuer to initiate participation in the DRP or an Access Person's purchase of shares in addition to those purchased with dividends AND any sale of shares from the DRP MUST receive prior clearance;
- Systematic Investment Plans - Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates are not covered, provided that the Compliance Department has been previously notified by the Access Person that he or she will be participating in the plan. An Access Person's purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive prior clearance;
-     Purchases  or  sales  over  which  the person has no influence or control;
- Purchases or sales which are non-volitional on the part of the person, including purchases or sales upon the exercise of puts or calls written by the person and sales from a margin account to a bona fide margin call;
- Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or
-     Sales  in  mandatory  tenders.

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WHAT  ACCOUNTS  ARE  COVERED  BY  THIS  CODE.  This  Code  covers all securities
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accounts ("Covered Accounts") in which any Access Person (as defined in Appendix
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B)  has  or  may  obtain any direct or indirect beneficial interest in a Covered
Security. Access Persons may exclude accounts, which would otherwise be Covered Accounts in certain cases as discussed in Appendix A. A Covered Account of or related to a particular Access Person is referred to as a "Covered Account of that Access Person" or in similar terms.

COVERED  TRANSACTIONS.  A  "Covered  Transaction" as used in this Code means any
---------------------
transaction constituting Covered Activity. A Covered Transaction as to a Covered Security includes any purchase or sale of an option to buy or sell the Covered Security, as well as any security that is exchangeable for, or convertible into the Covered Security.

     Note:  Due to the beneficial ownership provisions of the Rule (see Appendix
A), Covered Transactions (and Covered Accounts) may include transactions (and accounts) not only in the names of Access Persons, but other transactions (and accounts) not in their names, including transactions for the benefit (and accounts held for the benefit) of Access Persons, as well as transactions involving certain family accounts and certain accounts of trusts, estates, partnerships and corporations.

     REPORTING  REQUIREMENTS.
     -----------------------
A.     INITIAL HOLDINGS REPORTS/DISCLOSURE OF ALL COVERED ACCOUNTS.  Each Access
       ------------------------------------------------------------
Person, except an independent Director, is required to provide an initial holdings report disclosing the securities he or she beneficially owns, and each Covered Account that is maintained, within 10 days of the date upon which he or she becomes an Access Person. The initial holdings report must contain the following information: (i) title, number of shares and principal amount of each security; (ii) the name of each broker, dealer or bank with which he or she maintains a Covered Account; and (iii) the date the report is submitted. In addition, each Access Person must notify the Compliance Officer or Review Officer (as defined in Appendix C) within 10 days of the opening of any additional Covered Accounts.

B.     ANNUAL  HOLDINGS  REPORTS.  Each  Access  Person,  except  an independent
--     -------------------------
Director,  is  required  to provide a report disclosing the securities he or she
--
beneficially owns as of December 31st of that year.  The report must contain the
--
following information: (i) title, number of shares and principal amount of each security; (ii) the name of each broker, dealer or bank with which he or she maintains a Covered Account and; (iii) the date the report is submitted. The report must be submitted by January 31st of the following year. If the Access Person cannot provide the annual holdings report by January 31st, he or she must contact the Compliance Officer or Review Officer and obtain permission to submit the report at a later date. All Annual Reports must be current within 30 days of submission.

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

C.     QUARTERLY  HOLDINGS  REPORTS.  Each  Access Person, except an independent
       ----------------------------
Director, is required to report all Covered Transactions within 10 days after the end of the calendar quarter in which the Covered Transaction took place. It has been determined that this reporting requirement is to be implemented by requiring that copies of confirmations or monthly statements of all Covered Transactions be supplied. It is the responsibility of each Access Person to arrange, as to all of his or her Covered Accounts, that the same are supplied to the Compliance Officer. If there is such a Covered Transaction which is not the subject of a confirmation or statement so supplied, the Access Person, as to his or her Covered Account, must report it within the time period stated above; each such report shall contain the following information: (i) the date of the transaction and the title, the interest rate and maturity (if applicable) and quantity of the Covered Security involved; (ii) the nature of the transaction, i.e. purchase, sale or other type of acquisition or disposition; (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the report was submitted. With respect to any Covered Account established during the quarter, the report shall contain the following information: The name of the broker, dealer or bank with whom the account was established; and the date the account was established. Any Access Person may file with the Compliance Officer a written statement that the reporting of a specified Covered Security as required hereby shall not be construed as an admission by that Access Person that he or she has any direct or indirect beneficial ownership in such securities.

D.     INDEPENDENT  DIRECTORS.  Under  the Rule, each independent Director (that
       ----------------------
is one who is not an "interested person" of the Fund as defined in the 1940 Act) must within 10 days after the end of each calendar quarter file a report (which is to be filed with the Compliance Officer) as to Covered Transactions; however, such a report need be made as to a particular Covered Security only if the Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was "considered" for such purchase or sale. (See below for a statement as to when, for the purposes of this Code, such a purchase or sale is under consideration).

PROHIBITION  AGAINST  FRAUD,  DECEIT  AND  MANIPULATION.
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Access  Persons  cannot,  in  connection  with the purchase or sale, directly or indirectly,  of  a  security  held  or  to  be  acquired  by  the  Fund:
-     Employ  any  device,  scheme  or  artifice  to  defraud  the  Fund;
- Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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

- Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
-     Engage  in  any  manipulative  practice  with  respect  to  the  Fund.

The above prohibited activities shall at all times include, but shall not be limited to, the following:
- Purchasing or selling Covered Securities on the basis of material non-public information;
- Knowingly purchasing or selling, directly or indirectly, Covered Securities in such a way as to compete personally in the market with the Fund, or acting personally in such a way as to impose a detriment upon the Fund's transactions; and
- Using knowledge of securities transactions by the Fund, including securities being considered for purchase or sale, to profit personally, directly or indirectly, by the market effect of such transactions.

     CONFLICTING  ACTIVITIES:
     ------------------------
A. CONFLICTING TRANSACTIONS. No Access Person who is aware (or should be aware) that the Fund is purchasing or selling a particular Covered Security has such a purchase or sale under consideration may, in relation to that security, engage in any Covered Transaction or Activity.

For the purposes of this Code, a purchase or sale of a Covered Security or Activity by the Fund is under consideration:
(i)     when  a  Covered  Security  is  recommended  for  purchase  or  sale;
(ii) when a decision has been made, though not yet implemented, to make such purchase or sale; or
(iii) with respect to a person making a recommendation, when such a person seriously considers making such a recommendation.

B. CONFLICTING DUTIES. Access Persons may not serve on the Board of Directors of publicly traded companies or otherwise undertake any special duties or responsibilities to companies in which the Fund may invest, without receiving the prior approval of the Compliance Officer.

C.     PROHIBITION  ON  ACCEPTING  GIFTS.  No INVESTMENT PERSONNEL shall receive
                                              --------------------
any gift other than proper and customary business amenities. Amenities considered permissible include occasional meals, social gatherings or meetings conducted for business purposes and gifts in the nature of promotional materials, such as a pen, calendar, umbrella or the like, which are inscribed with the giver's name or a business message.


     PRE-CLEARANCE  REQUIREMENTS.
     ---------------------------
A. All Access Persons must pre-clear any proposed Covered Transaction with the Trading Desk on a Pre-clearance Authorization Form prior to proceeding with the transaction per the requirements of the "Employee Personal Securities Transaction Policy" attached as Appendix D.

B. Pre-clearance must be obtained on the day on which the Access Person proposes to trade.

C. Such pre-clearance is good only for the day approval was granted. It is also allowable to order a market trade electronically up to this time deadline. Any order not executed on the day pre-clearance is obtained must be resubmitted for pre-clearance before being executed (e.g., "good-'til-canceled" or "limit" orders must receive pre-clearance on every day that the order is open.)

INVESTMENT  PERSONNEL  ONLY:  INVESTMENT  PERSON  IS  DEFINED  IN  APPENDIX  B.

A.     HOLDING  PERIOD:
An Investment Person is prohibited from selling a Fund Security within 60 calendar days from date of purchase.
For example, if an Investment Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on March 1, 2000, he or she may not sell any shares of XYZ stock for 60 calendar days following March 1, 2000, if the security is currently held in the Fund.
The 60-day Rule "clock" restarts EACH time the Investment Person trades that Fund Security.

B.     IPOS  &  LIMITED  OFFERINGS:
An Investment Person must obtain approval from the Trading Desk before acquiring beneficial ownership of any securities offered in connection with an Initial Public Offering or Limited Offering (as those terms are defined in Appendix B).

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

     CONSTRUCTION  AND  ADMINISTRATION  OF  THIS  CODE.  This  Code  shall  be
     -------------------------------------------------
administered by the Compliance Officer. The Compliance Officer (or, in certain cases, another Review Officer as may be designated by the Compliance Officer) shall have the following duties:

A. The Fund shall institute procedures to ensure that each person who becomes an Access Person or Investment Person is identified and informed of the Code and in their reporting obligations. The procedures shall require :
- a signed certification from each Access Person that he or she has read, and understands, the Code,
- that each Access Person be notified of the transaction reporting and holding reporting requirements no later than 10 days after such person becomes and Access Person, and
- that an annual certification be provided by each Access Person to the effect that the Access Person, within the most recent year, complied fully with the Code and met all of the reporting requirements under the Code.

B. A Review Officer will review all Pre-Clearance Authorization Request Forms and make a determination as to whether a transaction should be approved, in each instance based upon the standards of this Code and the related Compliance and Surveillance Procedures. The Review Officer will create a written report detailing any approval(s) granted to Investment Personnel for the purchase of securities offered in connection with an Initial Public Offering or Limited Offering. Such reports must include the rationale supporting any decision to approve such a purchase.

C. A Review Officer will perform, on a quarterly basis, a review of all reported personal securities transactions of Access Persons based upon the standards of this Code and the related Compliance and Surveillance Procedures to determine whether any Code violation may have occurred. Review Officers who are Access Persons will submit their own reports, as may be required, to the Compliance Officer or to an alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer's reports.

D. On a periodic basis, which shall be at least annually, a Review Officer shall review transactions by, and holdings of, Investment Personnel in light of Covered Securities purchased or sold by the Fund for patterns of trading activity that evidence a possible violation of the Code of Ethics. Such reviews shall be conducted in accordance with the standards of this Code and the related Compliance and Surveillance Procedures.

E. If a Review Officer determines, based on a review conducted under paragraph C or D above, that a material violation of the Code may have occurred or may occur, the Review Officer shall contact the relevant Access Person and provide an opportunity to supply explanatory material.

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

F. The Fund's Compliance Officer shall review any matters related to violations or potential violations of the Code. In the event that the Compliance Officer determines that a late filing of, or unintended inaccuracy in, a report or other instance of non-compliance did not reflect a violation of the general standards of the Code and presented no risk of harm to the Fund, the Compliance Officer may determine that such violation is not material. In such case, the Compliance Officer may determine that no further action is warranted other than to remind the relevant Access Person of the requirements of the Code and require such additional assurances of full compliance as the Compliance Officer determines may be appropriate. Any such event and determination by the Compliance Officer shall nonetheless be subject to the recordkeeping requirements concerning violations, as set forth below in this Code.

G. If the Fund's Compliance Officer finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Compliance Officer must submit a written report, including the full details of any investigation, together with any explanatory material provided by the relevant Access Person, to the Executive Committee or in lieu of the Committee, a member of such. The Executive Committee or in lieu of the Committee, a member of such will have the final authority to make any determination as to whether an Access Person materially violated the Code.

H. At least annually, and on an as-needed basis, in addition to the reports required to be made under paragraph G. above, the Compliance Officer should report to the Executive Committee concerning: (i) the Compliance Officer's evaluation of the Code and any recommendations for improvement, including a summary of whether the existing procedures under the Code and the related Compliance and Surveillance Procedures appear to be sufficient to detect violations of the Code; (ii) any series of related or unrelated violations that the Compliance Officer views as being non-material when considered separately, but which raise a material issue under the Code when considered in the aggregate, and (iii) concerning the specifics of any additional efforts that may be necessary or appropriate to educate Access Persons regarding the Code.

     RESOLUTION;  SANCTIONS.
     -----------------------
     If the Executive Committee or in lieu of the Committee, a member of such determines that an Access Person committed a material violation of the Code, the Committee may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, issuance of a letter of censure, or the suspension or termination of employment. In its discretion, the Committee may submit the resolution of any such matter, including any sanctions, to the Fund's Board of Directors for approval at the next regularly scheduled Board meeting unless, in the Executive Committee's or on lieu of the Committee, a member of such sole discretion, circumstances warrant an earlier report.

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

ANNUAL  WRITTEN REPORTS TO THE BOARD   At least annually, the Compliance Officer
------------------------------------
will  provide  written  reports  to  the  Fund's  Board of Directors as follows:

A. Issues Arising Under the Code. The reports must describe any material issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or material procedural violations,
                                              --
and  any  resulting  sanction(s).

B. The Compliance Officer or the Executive Committee, as appropriate, may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

C. Certification. Each report must be accompanied by a certification to the Board that the Fund, Advisors and Distributor have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

     RECORDKEEPING.  The  Fund will maintain the records set forth below.  These
     -------------
records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

A. A copy of this Code and any other code adopted by the Fund, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C. A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E. A copy of each annual report to the Board of Directors of the Fund required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

F. The Fund, Advisors and Distributor must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Investment Personnel after the end of the fiscal year in which the approval is granted.

                                   APPENDIX A
                                   ----------
     The purpose of this Appendix is to discuss the circumstances in which the Access Person has a "direct or indirect beneficial interest" in a security, or in a securities account. Under the Rule, this question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.

Under Rule 17j-1, an Access Person need not report "with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control." Thus, even if an Access Person has a beneficial interest in such an account, the account would not be a Covered Account as defined in the Code. For the purposes of the Code, an Access Person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require to demonstrate such lack of influence or control.

     The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of the Access Person; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

(i)     Direct Ownership.  This includes securities registered in the name of an
        ----------------
Access  Person  and  bearer securities of which the Access Person is the bearer.

(ii)     Securities  Held  by  Others for the Benefit of an Access Person.  This
         ----------------------------------------------------------------
involves, in general, any agreement, arrangement or understanding under which an Access Person derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians and brokers.

(iii)     Securities Held by Certain Family Members.  The SEC has indicated that
          -----------------------------------------
the "beneficial ownership" of an Access Person extends to securities owned (see below) by a wife or husband of that Access Person, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Access Person directs or controls. That ownership by relatives may direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative; however, an Access Person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Access Person has no direct or indirect influence or control.

(iv)     Securities  Held  by  Estates,  Etc.  An  Access Person may also have a
         ------------------------------------
beneficial interest in securities held by estates, trusts, partnerships or corporations. Access Persons who are (i) settlors (i.e., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on the advice of Fund counsel.

                                   APPENDIX B
                                   ----------
     The term "Recommend" refers to the Analyst that initiates the recommendation of a covered security (80% Partner) and the Analyst that sponsors that recommendation (20% Partner). A stock is deemed to have been "recommended" at the time a formal "buy sheet" write up is distributed to the appropriate review group (Core group or Industry group).

1.     "Access  Person"  means:
(i) With respect to the Fund or Advisor, any director, officer or advisory person, as defined below, of the Fund.

2.     "Advisory  Person"  of  the  Fund  and  the  Advisors  means:
(i) Any employee of either of them (or of any company in the control relationship) who, in connection with his or her regular functions or duties, has the power, or is a member of a group that has the power to authorize or recommend a purchase or sale of a covered security in the Fund, or who, obtains information of a covered security that is being considered for purchases or sales in the Fund; and/or
(ii) Any natural person in a control relationship to the Fund or the Advisors and who obtains information of a covered security that is being considered or is recommended for purchase or sale in the Fund.

3.     "Investment  Personnel"  of  the  Fund  or  the  Advisors  means:
(i) Any employee of the Fund or the Advisors (or of any company in a control relationship) who, in connection with his or her regular functions or duties, has the power or is a member of a group that has the power, to authorize or recommend a purchase or sale of a covered security by the Fund.
(ii) Any natural person who is in a control relationship to the Fund or the Advisors who obtains a Recommendation of a Covered Security that is being considered for purchase or sale in the Fund.

3.     "Initial  Public  Offering"  means:
An offering of securities registered under the Securities and Exchange Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

4.     "Limited  Offering"  means:

An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933.

                                   APPENDIX C




Compliance  Officer:     Reuben  Auspitz

Review  Officers:        Members  of  the  Compliance  Department
                         Beth  Galusha
                         Michelle  Thomas
                         Brenda  Oathout

                                      B-3
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